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Exhibit 99.2

CONTACT:

Tim Lynch
Chief Financial Officer
InterMune
650-409-2028
tlynch@intermune.com

Lilian Stern
Stern Investor Relations
212-315-0145
lilian@sternir.com

Steve Cragle
Edelman Public Relations
415-433-5381
steve.cragle@edelman.com

INTERMUNE ANNOUNCES UPDATED 2001 FINANCIAL GUIDANCE AND
CONFERENCE CALL
2001 Revenue Goal For Actimmune® Increased to $31 Million

BURLINGAME, CA, — June 15, 2001 — InterMune, Inc. (Nasdaq: ITMN) announced today updated 2001 financial guidance, including new product revenue goals. The new financial guidance reflects the Company's recent corporate development activities, including the license of Infergen®from Amgen Inc. (Nasdaq: AMGN) also announced today, as well as the expansion of development programs for Actimmune® and other activities since the Company's previous guidance on February 15, 2001.

The Company's 2001 net revenue goal for Actimmune is now $31 million, a $5 million increase over the Company's 2001 net revenue goal for Actimmune of $26 million most recently stated on April 25, 2001. Quarterly net sales goals for Actimmune for the remainder of 2001 are now $7.0 million in the second quarter, $8.6 million in the third quarter, and $10.5 million in the fourth quarter. The 2001 goal for the Company's total net product sales for Actimmune, Infergen and Amphotec combined is $35 million.

The Company's guidance for its 2001 research and development expenses was approximately $32 million, as of February 15, 2001. Since then, the Company has expanded its development activities through the following:

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  The exclusive license of Infergen from Amgen, including the assumption of ongoing clinical activities for Infergen and the rights to Amgen's pegylation program and technology surrounding Infergen. The FDA has approved Infergen for the treatment of chronic hepatitis C infections. The Company plans to initiate additional clinical trials for the treatment of chronic hepatitis C infections, and believes that Infergen may have potential for the treatment of hepatitis B and cancer.

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  A strategic partnership with Boehringer Ingelheim International GmbH to develop and commercialize interferon gamma-1b in Europe and other parts of the world.

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  A program to develop Actimmune for the treatment of liver fibrosis associated with hepatitis C infection. The Company plans to initiate a Phase II clinical trial in the fourth quarter of 2001.

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  A program to develop Actimmune in combination with Rituxan® as second-line therapy for the treatment of non-Hodgkin's lymphoma. The Company plans to initiate a Phase II clinical trial in the fourth quarter of 2001.

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  The acceleration of the Company's plans to initiate a Phase III trial of Actimmune as first-line combination therapy for the treatment of ovarian cancer.

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  A collaboration with MoliChem Medicines, Inc. to develop and commercialize Moli1901 for the treatment of a range of pulmonary indications, including cystic fibrosis.

With the broad expansion of the Company's development activities and resources, including new clinical programs for Actimmune and Infergen which address major commercial opportunities, research and development expenses are currently expected to be approximately $40-$44 million in 2001, as compared with the Company's earlier guidance of $32 million.

The Company's guidance for its 2001 selling, general and administrative expenses was approximately $24 million as of February 15, 2001. Selling, general and administrative expenses are currently expected to be approximately $28-$30 million in 2001 as a result of the Company's re-launch of Infergen and increased corporate infrastructure to support expanded activities.

The Company's February 15, 2001 guidance for its 2001 net losses was approximately $36 million. Net losses are currently expected to be approximately $50-$55 million in 2001, including contribution from product sales, interest income on existing cash balances and approximately $10 million in recurring non-cash expenses, such as amortization of product rights and deferred compensation. Accordingly, 2001 net operating cash burn associated with net losses (which excludes the approximately $10 million in recurring non-cash expenses) is expected to be approximately $40-$45 million. The net loss guidance for 2001 does not reflect up to $8 million in near-term milestone payments to Amgen related to the license of Infergen and the pegylated Infergen program, some or all of which may occur in 2001. InterMune continues to target profitability by the end of 2003.

InterMune will hold a conference call at 2:00 p.m. Eastern Time on Friday, June 15, 2001 to discuss the license of Infergen from Amgen and updated financial guidance. Interested investors and others may listen to the call live through an Internet webcast, which may be accessed by visiting InterMune's website at http://www.intermune.com and clicking on the "Investor Relations" icon.

InterMune is developing and commercializing innovative products for the treatment of serious pulmonary and infectious diseases and cancer. InterMune markets its lead product, Actimmune®, for the treatment of chronic granulomatous disease (CGD) and severe, malignant osteopetrosis. InterMune is currently conducting a Phase III clinical trial with Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF). InterMune is also conducting or planning clinical trials of Actimmune for the treatment of multidrug-resistant tuberculosis (MDR TB), atypical mycobacterial infections, ovarian cancer, cryptococcal meningitis, cystic fibrosis, liver fibrosis and non-Hodgkin's lymphoma. InterMune recently acquired rights to Infergen, which is marketed in the United States and Canada for the treatment of chronic hepatitis C infections. InterMune also markets Amphotec® worldwide for the treatment of invasive aspergillosis.

Except for the historical information contained herein, this press release contains certain forward-looking statements, concerning the possible revenues, expenses and programs of InterMune, that involve risks and uncertainties. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune's actual results could differ materially from those described in InterMune's forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" and the risks and factors discussed in InterMune's most recent periodic reports (i.e., 10-K, 10-Q and 8-K) and Form S-3 filed with the SEC. In sum, these significant risks include, but are not limited to: the uncertainty of success of InterMune's efforts in research, development, commercialization, product acceptance, third-party manufacturing and capital raising; the uncertain, lengthy and expensive regulatory process; uncertainties associated with: obtaining and enforcing patents important to its business, being an early-stage company and relying on third-party payors' reimbursement policies; competition from other products; and product liability lawsuits.

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  Exhibit 99.2